Exhibit 99.3

STATE OF NEW HAMPSHIRE

PUBLIC UTILITIES COMMISSION

DG 08-079

UNITIL CORPORATION AND NORTHERN UTILITIES, INC.

Petition for Approval to Issue Debt Securities

Order Approving Issuance of Debt Securities by Northern Utilities, Inc.

ORDER NO. 24,905

October 10, 2008

APPEARANCES: Scott J. Mueller, Esq., of Dewey & LeBoeuf LLP, and Gary Epler, Esq. for Unitil Corporation; Douglas L. Patch, Esq., of Orr & Reno, P.A., and Mark Kempic, Assistant General Counsel of NiSource Corporate Services Company, for Northern Utilities, Inc.; Shawn J. Sullivan, Esq., of Cook, Kenison, Bedard & Sullivan, P.A., for United Steel Workers of America Local 12012-6; Meredith A. Hatfield, Esq. of the Office of the Consumer Advocate, on behalf of residential utility ratepayers; and Edward N. Damon, Esq. for the Staff of the Public Utilities Commission.

I. PROCEDURAL HISTORY

On May 30, 2008, Unitil Corporation (Unitil) and Northern Utilities, Inc. (Northern) (also referred to as the Joint Petitioners) filed for approval, pursuant to RSA 369:1, RSA 369:2 and RSA 369:4, and N.H. Code Admin. Rules Puc 509.03, for Northern to issue and sell, at par, by private sale to institutional investors, unsecured promissory notes in an aggregate amount not to exceed $80 million. The proceeds would be used to refinance a portion of Northern’s capitalization upon the acquisition of Northern by Unitil, a matter before the Commission in Docket No. DG 08-048 (the Proposed Acquisition).1

[1]

Unitil also proposed to acquire Granite State Gas Transmission, Inc. (Granite) from Bay State Gas Company, a subsidiary of NiSource, Inc. (Nisource). Granite owns and operates a federally regulated interstate pipeline located in Maine, New Hampshire and Massachusetts, serving Northern’s distribution system in Maine and New Hampshire. Unitil did not seek the Commission’s approval to acquire Granite.

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On June 3, 2008, the Commission issued Order No. 24,860 in DG 08-048, approving the procedural schedule and contemplating the consolidation of the acquisition docket and this financing docket for purposes of discovery, testimony and hearing. On June 23, 2008, the Office of Consumer Advocate (OCA) notified the Commission that it would be participating in the docket on behalf of residential ratepayers pursuant to RSA 363:28. On July 10, 2008, the Commission issued a secretarial letter consistent with Order No. 24,860 confirming that the procedural schedule also applied to the instant docket. The secretarial letter stated that all parties to DG 08-048 would be deemed to be parties to DG 08-079 without the necessity of further action on their part, unless a party notified the Commission otherwise.

On July 16, 2008, Staff filed testimony. On July 21, 2008, New Hampshire Legal Assistance, on behalf of Mary Polcheis, notified the Commission that they did not wish to be a party to this docket. On August 15, 2008, Staff filed a settlement agreement in DG 08-048 and this docket between Unitil, Northern, OCA, Mary Polcheis, and Staff. A hearing on the settlement agreement was held on August 19, 2008. Pursuant to the settlement agreement, Unitil filed a report regarding the status of its debt financing efforts on September 19, 2008. Concurrently with this order, a separate order is being issued approving the settlement agreement as it pertains to the Proposed Acquisition.

II. SETTLEMENT AGREEMENT

Set forth below are the two sections of the settlement agreement, sections 2.3 and 8.4, which are directly relevant to this docket. Section 3.6 is also included since it relates to the cost of debt. For ease of reference, the numbering system used in the settlement agreement is retained in this summary.

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ARTICLE II

Authorization

2.3 In connection with the Proposed Acquisition, but by separate order, Northern is authorized pursuant to RSA 369:1, 369:2 and 369:4, to issue at par, to institutional investors, promissory notes evidencing unsecured long-term debt of up to $80,000,000. The terms of the notes will range from 10 to 30 years and will bear fixed annual all-inclusive interest rates not to exceed 7.5 percent on an aggregate (weighted average) basis, to be determined through a private placement.

ARTICLE III

Rate Matters

3.6 Cost of Capital: Unitil commits that in future regulatory proceedings it will impute Northern’s existing cost of debt until Northern’s existing debt instruments would have expired. Unitil also commits not to seek the recovery of any “equity issuance” costs related to raising equity for the acquisitions.

ARTICLE VIII

Reporting

8.4 Prior to closing on the terms of the proposed debt financing, Unitil commits to updating the Commission and the parties on the status of Unitil’s financing efforts and notifying the Commission and the parties in the event there are any subsequent changes in the terms, conditions and interest rates for the private placement of debt.

III. POSITIONS OF THE PARTIES AND STAFF

In their petition, the Joint Petitioners recounted that the Proposed Acquisition is structured as an all-cash purchase of the common stock of Northern and Granite. They stated that the purchase would be financed by Unitil through a combination of permanent capital consisting of approximately 50% long-term debt, newly issued by Northern, subject to approval in this proceeding, and 50% common equity issued by Unitil. Any additional working capital requirements would be financed using short-term debt under Unitil’s cash pooling and loan arrangement.

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The Joint Petitioners stated that to finance the debt portion of the Proposed Acquisition, promissory notes evidencing unsecured long-term debt in an aggregate amount of up to $80 million, would be issued by Northern at the subsidiary level, to be sold at par by private placement to institutional investors. The terms of the Notes will range from 10 to 30 years and are to bear fixed annual rates of interest not to exceed 7.5% on an aggregate (weighted average) basis, with additional terms to be determined through a private placement process. According to the Joint Petitioners, the proposed financing will essentially refinance or replace the long-term, inter-company debt owed by Northern to NiSource, and currently included in the capital structure of Northern. The proceeds from the long-term debt financing will be used to provide cash to fund the acquisition by Unitil of Northern debt free.

The Joint Petitioners stated that the funded debt and outstanding capital stock, including surplus accounts, of Northern as of December 31, 2007 totaled approximately $183.3 million, consisting of long term debt of approximately $61.7 million, $1 thousand of common stock equity, $109.2 million of paid in capital and $12.5 million of retained earnings. In addition, the amount of Northern’s short-term notes outstanding as of December 31, 2007 was approximately $31 million. According to the Joint Petitioners, Northern’s authorized capital stock at the time of filing was 200 shares of common stock with a $10.00 par value. There is no preferred stock.

Unitil asserted that a private placement issuance process is the most cost-effective way to issue the notes and that it will result in the most beneficial rate and terms. Northern argued that the debt securities to be issued will be consistent with the public good and that it is entitled to issue the securities under RSA 369 for the purposes set forth in its petition.

Prior to hearing, Staff filed testimony stating that the plan to capitalize Northern/Granite with approximately equal portions of debt and equity was reasonable although Staff

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recommended close monitoring of the amount and timing of equity infusions to UES. Regarding the planned debt issuance for Northern, Staff stated that Unitil’s proposal to issue the debt in three tranches of different maturities is reasonable.

At hearing, all parties and Staff expressed support for the settlement agreement. Unitil restated that Northern will be transferred to Unitil debt-free. Unitil intends to recapitalize Northern with a balanced capital structure of approximately 50% long-term debt and 50% common equity and, in that regard, Northern will issue $80 million of long-term debt at current market interest rates. Unitil stated that it planned to “circle”2 the terms of the debt issuance in early September and inform the Commission of the interest rate(s) obtained and term structure. Unitil stated it was looking for a multi-tranche debt structure with terms of 10, 20, and 30 years, attempting to obtain the best and most favorable rate for Northern as possible.

Unitil stated that Northern has a favorable inter-company loan that carried a 4.8% interest rate. Unitil explained that because Northern’s cost of debt after the transaction will be higher,3 Unitil has agreed to use, for the period its old debt would have been in place, the lower cost of debt for ratemaking purposes. After that, the new cost of debt would become effective. Unitil also confirmed that it has committed not to seek recovery of an estimated $4 million of equity issuance costs.

In its report to the Commission filed on September 19, 2008, Unitil stated that it had successfully priced $90 million of senior unsecured notes to partially fund the acquisition of Northern and Granite, with $80 million of Northern notes and $10 million of Granite notes to be issued following the close of the Proposed Acquisition.

[2]	“Circling” refers to the process of establishing the terms of the loans, including the interest rates.
[3]	Unitil indicated that Northern’s weighted effective cost of long term debt was 5.04% as of March 31, 2008.

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According to Unitil, the Northern notes were priced in two tranches: $30 million at a fixed coupon rate of 6.95%, with a 10-year maturity and a 9-year average life; and $50 million at a fixed coupon rate of 7.72%, with a 30-year maturity and a 25.5-year average life. Unitil calculated that Northern’s notes bear an all-inclusive blended rate of 7.5%. Granite’s notes were priced at a fixed coupon rate of 7.15%, with a 10-year maturity and a 9-year average life. The Granite notes will have a guarantee from Unitil, which will be terminated in the event that Granite is reorganized and merged with Northern.

Unitil reported that it had offered investors a tranche with a 20-year maturity and 18-year average life. No notes were allocated to this tranche due to the higher spread over the interpolated U.S. Treasury yield that was offered by investors for this maturity compared to the 30-year maturity notes. Because investors provided superior pricing on the 30 year notes, Unitil decided to combine the 20-year and 30-year tranches and lock in the most favorable pricing available on the long end of the yield curve.

Unitil stated that the notes were marketed to 54 institutional investors over approximately two weeks through a private placement process managed by RBC Capital Markets. Unitil reported that it received a variety of bids on all the tranches. Unitil maintained that based on RBC’s analysis of comparable companies and their outstanding note issues, the offering was successful in achieving favorable pricing to recent comparable public issue transactions. Unitil also reported that it received a flexible covenant package with favorable terms and conditions that will allow it to manage and operate the business. Finally, Unitil stated that the closing on the notes is scheduled to take place concurrently with the closing of the Proposed Acquisition.

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IV. COMMISSION ANALYSIS

We are approving the Proposed Acquisition in a separate order issued today. In this order we rule on the question concerning whether the proposed long term debt issuance by Northern in connection with the Proposed Acquisition is consistent with the public good pursuant to RSA 369:1 and 4. For the reasons set forth below, we find that the proposed debt issuance is consistent with the public good and we authorize Northern to issue at par, to institutional investors, promissory notes evidencing unsecured long-term debt of up to $80 million substantially on the terms set forth in Unitil’s September 19, 2008 report filed in this proceeding.

Staff concluded that Unitil’s approach to the recapitalization of Northern is appropriate. In its pre-filed testimony, Staff stated that it had reviewed Unitil’s plan to capitalize Northern with approximately equal portions of debt and equity and concluded that its plan, and Unitil’s proposal to issue the debt in three tranches of different maturities, is reasonable. In addition, the terms of the notes comply with the terms of section 2.3 of the settlement agreement inasmuch as their maturities range between 10 and 30 years and they bear fixed annual all-inclusive interest rates not to exceed 7.5% on an aggregate (weighted average) basis, and the interest rates were determined through a private placement process. Finally, we are satisfied that Unitil’s method for marketing the debt and obtaining bids was sufficiently robust to provide assurance that Unitil obtained the lowest cost of debt for Northern reasonably available under current market conditions.

Under section 3.6 of the settlement agreement, Unitil is required in future regulatory proceedings to impute Northern’s existing cost of debt until Northern’s existing debt instruments would have expired. Thus, we expect that for ratemaking purposes, assuming that the Proposed Acquisition closes, Northern’s existing cost of debt will remain in effect until June 2013, when

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Unitil’s new cost of debt as established by the terms of the private placement now underway takes effect. Also, Unitil may not seek the recovery of any “equity issuance” costs related to raising equity for the Northern and Granite acquisitions.

We note that to date Unitil has complied with its reporting obligations under section 8.4 of the settlement agreement. As provided in section 8.4, in the event there are any subsequent changes in the terms, conditions and interest rates for the private placement up to and including the closing of the transaction, we expect Unitil to notify the Commission immediately. Finally, we will require Northern to file true and accurate copies of the notes issued in connection with the Proposed Acquisition, a statement regarding the actual uses of the debt financing proceeds, and a statement describing the equity and debt capitalization of Northern following the closing of the Proposed Acquisition.

Based upon the foregoing, it is hereby

ORDERED, that Northern is authorized to issue at par, to institutional investors, promissory notes evidencing unsecured long-term debt of up to $80 million substantially on the terms set forth in Unitil’s September 19 report and described herein; and it is

FURTHER ORDERED, that Northern file with the Commission true and accurate copies of the notes issued in connection with the Proposed Acquisition, a statement regarding the actual uses of the debt financing proceeds, and a statement describing the equity and debt capitalization of Northern following the closing of the Proposed Acquisition, within 15 days thereof.

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By order of the Public Utilities Commission of New Hampshire this tenth day of October, 2008.

/s/ Thomas B. Getz	/s/ Graham J. Morrison	/s/ Clifton C. Below
Thomas B. Getz	Graham J. Morrison	Clifton C. Below
Chairman	Commissioner	Commissioner

Attested by:

/s/ Lori Davis
Lori Davis
Assistant Secretary